Exhibit 4.2
EXECUTION COPY
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
LCC INTERNATIONAL, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)
     LCC International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article 4.3 of the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the following resolutions were adopted on September 4, 2008 by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:
     “RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by Article 4.3 of the Restated Certificate of Incorporation, out of the total authorized number of 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), there shall be designated a series of 3,500,000 shares which shall be issued in and constitute a single series to be known as “Series B Convertible Preferred Stock” (hereinafter called the “Series B Preferred Stock”). The shares of Series B Preferred Stock having the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:
     1. Certain Definitions.
     As used in this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of LCC International, Inc. (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:
     “Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     “Business Day” means a day, other than a Saturday, Sunday or legal holiday, on which commercial banks in New York City are open for the general transaction of business.
     “Common Stock” means the Class A Common Stock, $0.01 par value per share, of the Company, including the stock into which the Series B Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.
     “Conversion Price” means $0.30, subject to adjustment as provided herein.
     “Conversion Shares” has the meaning ascribed to that term in Section 4.2 herein.
     “Exchange Agreement” means the Exchange Agreement dated as of September 4, 2008, among the Company and the Investors named therein.
     “Exchange and Settlement Agreement” means the Exchange and Settlement Agreement dated as of December 27, 2007, among the Company and the investors named therein.
     “Fixed Dividend Date” has the meaning ascribed to that term in Section 2.1 herein.
     “Holder” or “Holders” means the holder or holders of the Series B Preferred Stock.
     “Junior Securities” means the Common Stock, all other Common Stock equivalents of the Company and each other class of capital stock or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to rights on dividends, liquidation, winding-up and dissolution.
     “Market Price”, as of a particular date (the “Valuation Date”), shall mean the following: (a) if the Common Stock is then listed on the Nasdaq Global Market or the Nasdaq Capital Market (“Nasdaq”) or another national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last Trading Day prior to the Valuation Date; (b) if the Common Stock is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; (c) if such security is then included in the “pink sheets,” the closing sale price of one share of Common Stock on the “pink sheets” on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last Trading Day prior to the Valuation Date; or (d) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board, the “pink sheets” or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board of Directors of the Company and the Holder. If the Common Stock is not then listed on a national securities exchange or quoted on the Bulletin Board, the “pink sheets” or other quotation system or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Holders of a majority of the Series B Preferred Stock then outstanding are unable to agree upon the fair market value in respect of subpart (d) of this paragraph, the Company and the Holders of a majority of the Series B Preferred Stock then outstanding shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Holders.
     “Original Issuance Date” means the Closing Date as such term is defined in the Exchange Agreement.
     “Parity Securities” means the Series A Preferred Stock and each other class of capital stock or Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to rights on dividends, liquidation, winding-up and dissolution.
     “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated April 19, 2007, among the Company and the initial holders of the Series B Preferred Stock, as amended by the Exchange and Settlement Agreement and as further amended by the Exchange Agreement.
     “Senior Securities” means each other class of capital stock or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to rights on dividends, liquidation, winding-up and dissolution.
     “Series B Stated Value” means $3.35.
     “Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.
     “Trading Day” means (i) if the relevant stock or security is listed or admitted for trading on The New York Stock Exchange, Inc., Nasdaq or any other national securities exchange, a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on a system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on any system of automated dissemination of quotation of securities prices, a day (a) on which the relevant stock or security is traded in a regular way in the over-the-counter market and (b) for which a closing bid and a closing asked price for such stock or security are available, which shall mean a day, other than a Saturday or Sunday, on which The New York Stock Exchange, Inc. is open for trading.
     2. Dividends.
          2.1 Declaration. Prior to December 21, 2008 (the “Fixed Dividend Date”), dividends on the Series B Preferred Stock may be declared and paid from time to time as determined by the Company’s Board of Directors, in its sole discretion, out of funds legally available therefor; provided, however, that the Company shall not declare, pay or set aside any dividends or distributions on shares of Common Stock (other than dividends payable solely in shares of Common Stock), unless the holders of Series B Preferred Stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series B Preferred Stock equal to the product of (i) the per share dividend or distribution to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible (excluding the provisions set forth in Section 4.1(b)). From and after the Fixed Dividend Date, dividends on the Series B Preferred Stock shall accrue (whether declared or paid) at the rate of 10% per annum (expressed as a percentage of the Series B Stated Value) (the “Series B Preferred Dividends”). The Series B Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid on each six month anniversary of January 31, 2008, upon the conversion or redemption of the Series B Preferred Stock or, if earlier, the liquidation, dissolution or winding up of the Company in accordance with the terms hereof in additional shares of Series B Preferred Stock (valued, for this purpose at the Series B Stated Value per share) or, at the Company’s option, in cash.
          2.2 Priority. Holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Company’s Board of Directors and ratably on a pari passu basis with the Series A Preferred Stock and any other Parity Securities dividends or distributions on shares of Common Stock pursuant to Section 2.1 above. The Company shall not declare, pay or set aside any dividends or distributions on shares of Series A Preferred Stock or Common Stock (other than dividends payable solely in shares of Common Stock) or any Parity Securities or Junior Securities, until the holders of Series B Preferred Stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series B Preferred Stock equal to the product of (i) the per share dividend or distribution to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible, together with all amounts accrued and unpaid for dividends on the Series B Preferred Stock subsequent to the Fixed Dividend Date.
     3. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock shall be entitled, prior and in preference to any distribution to the holders of the Common Stock or any other Junior Securities and pari passu to any distribution to the holders of the Series A Preferred Stock and any other Parity Securities, to be paid an amount per share equal to the Series B Stated Value plus any accrued and unpaid dividends on the Series B Preferred Stock subsequent to the Fixed Dividend Date (the “Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Series B Preferred Stock shall be insufficient to permit payment to the holders of the Series B Preferred Stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the holders of Series B Preferred Stock according to the preferential amounts due thereon. Neither the consolidation nor merger of the Company into or with any other entity or entities nor the consolidation or merger of any entity or entities into the Company shall be deemed to be a liquidation within the meaning of this Section 3, but the sale, lease or conveyance of all or substantially all the Company’s assets shall be deemed a liquidation within the meaning of this Section 3.
     4. Conversion.
          4.1 Optional Conversion.
          (a) Subject to the terms and conditions of this Section 4, the Holder of any shares of Series B Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Preferred Stock (unless such shares have previously been redeemed by the Company pursuant to the terms hereof) into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series B Preferred Stock so to be converted by the Series B Stated Value and the per share dividends accrued and unpaid thereon and dividing the result by the Conversion Price then in effect. Such rights of conversion shall be exercised by the Holder thereof by surrender of a certificate or certificates for the shares to be converted (or, in lieu thereof, an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series B Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a properly completed notice of conversion with a statement of the name or names in which the certificate or certificates for shares of Common Stock, shall be issued. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such shares shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost security affidavit in the event such certificates shall have been lost or destroyed, together with a customary indemnity agreement).
          (b) Notwithstanding anything herein to the contrary, no shares of Series B Preferred Stock shall be convertible into Common Stock to the extent that after such conversion, the holder thereof or any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder (the “’34 Act”)) of which such holder is a member would be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the ’34 Act, except that a person or group shall be deemed to have “beneficial ownership” of all equity interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than fifty and one-half percent (50.5%) of the equity interests of the Company entitled to vote for members of the board of directors of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).
          (c) No fractional shares shall be issued upon conversion of the Series B Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 4.1(a) exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.
          4.2 Conversion Procedures; Buy In. Promptly following the effective date of any conversion of Series B Preferred Stock, the Company shall use its commercially reasonable best efforts to issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names (with address and tax identification number) as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series B Preferred Stock (the “Conversion Shares”). If the Company fails to deliver to the Holder such certificate or certificates by the tenth Business Day after the effective date of any such conversion, and if after the effective date of any such conversion the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating thereto (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.
          4.3 Stock Splits and Dividends. If the Company shall, at any time or from time to time while the Series B Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Company so that the holder thereafter converting its shares of Series B Preferred Stock shall be entitled to receive the number of shares of Common Stock or other capital stock which the such holder would have received if the shares of Series B Preferred Stock had been converted immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.
          4.4 Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock but not holders of Series B Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of such share or shares of the Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification. In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.
          4.5 Subsequent Financings. (a) If within the first twelve (12) months from the Original Issuance Date, the Company shall issue without consideration or for consideration per share less than the Conversion Price additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any individual or entity to acquire shares of Common Stock, or there shall be any adjustment or change to any rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any individual or entity to acquire shares of Common Stock that would result in more shares of Common Stock becoming issuable thereunder (any such issuance, adjustment or change, “Additional Shares of Common Stock”) (including Additional Shares of Common Stock issuable thereunder), then and in such event the Conversion Price shall be reduced (but not increased), concurrently with such issue, adjustment or change, to such price as is necessary to preserve the percentage of the equity interests of the Company entitled to vote for members of the board of directors of the Company on a fully diluted basis that is represented by the shares of Series B Preferred Stock (without regard to the limitation on voting rights contained in the proviso at the end of Section 5) held by a Holder immediately prior to such issuance, adjustment or change.
          (b) Notwithstanding the foregoing, no adjustment will be made under this Section 4.5 in respect to any issuance of Common Stock (a) upon exercise or conversion of any options or other securities outstanding as of the date hereof or otherwise pursuant to any employee benefit plan of the Company or its subsidiaries or hereafter adopted by the Company, (b) in connection with any grant of options to employees, officers, directors or consultants of the Company pursuant to a stock option plan duly adopted by the Board of Directors or in respect of the issuance of Common Stock upon exercise of any such options, (c) capital stock or convertible securities issued in a joint venture, strategic partnership or licensing arrangement, the primary purpose of which is not the raising of capital, (d) capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, debt financings, commercial property lease transactions or other similar commercial transactions approved by the Board of Directors or (e) shares of Common Stock which result in an adjustment pursuant to Section 4.3 and 4.4 herein.
          4.6 [Intentionally Omitted.]
          4.7 Distributions. In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets, or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date.
          4.8 Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.
          4.9 Amount of Adjustment. All calculations under this Section 4 shall be made to the nearest one-tenth (1/10) of a cent or to the nearest one-tenth (1/10) of a share, as the case may be.
          4.10 Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, holders of Series B Preferred Stock shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series B Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.
          4.11 Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of shares of Series B Preferred Stock at the address of such Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
          4.12 Other Notices. In case at any time:

          (1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;
          (2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;
          (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or
          (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;
then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series B Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least fifteen (15) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.
          4.13 Stock to be Reserved.
          (a) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest Conversion Price in effect hereunder. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of any Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of all convertible securities, including upon conversion of the Series B Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation.
          (b) All shares of Series B Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).
          4.14 No Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that are converted into shares of Common Stock as provided herein shall cease to be outstanding and shall be retired and may not be reissued as Series B Preferred Stock but may be reissued as all or part of another series of Preferred Stock.
          4.15 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock which is being converted.
          4.16 Closing of Books. The Company will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.
     5. Voting. In addition to any class voting rights provided by law and this Certificate of Designation, the Holders of Series B Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors). With respect to the voting rights of the Holders of the Series B Preferred Stock pursuant to the preceding sentence, each Holder of Series B Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such Holder upon the permitted conversion at the then Conversion Price of all the shares of Series B Preferred Stock held by such Holder on the record date for the determination of shareholders entitled to vote; provided, that only shares permitted to be converted hereunder pursuant to Section 4.1(b) will be entitled to vote with respect to the election of directors.

     6. Certain Restrictions. In addition to any other vote of the Holders of Series B Preferred Stock required by law or by the Certificate of Incorporation, without the prior consent of the Holders of a majority of the Series B Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series B Preferred Stock shall vote together as a class, the Company will not:
          (a) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series B Preferred Stock or (ii) any other Parity Securities or Senior Securities or reclassify any shares of Common Stock into Parity Securities or Senior Securities;
          (b) amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or By-laws of the Company or the Resolutions contained in this Certificate of Designations and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock, or which would increase the amount of authorized shares of the Series B Preferred Stock or of any other Senior Securities;
          (c) amend, alter or repeal, whether by merger, consolidation or otherwise, the Resolutions contained in the Certificate of Designations establishing the rights and preferences of the Series A Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions of the Series A Preferred Stock;
          (d) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or Junior Securities;
          (e) enter into any agreement or understanding with respect to any of the foregoing; or
          (f) pay cash dividends or distributions on Junior Securities of the Company.
     7. Redemption.
          (a) Optional Redemption. Prior to the 3-year anniversary of the Original Issuance Date, the shares of Series B Preferred Stock shall not be redeemable. From and after the 3-year anniversary of the Original Issuance Date, the shares of Series B Preferred Stock that are then convertible into Common Stock may be redeemed, in whole but not in part, at the option of the Company at a redemption price per share equal to the Series B Stated Value, together with an amount equal to accrued and unpaid dividends on the Series B Preferred Stock, to the date of redemption, upon not less than 30 nor more than 60 days’ prior written notice. Holders of shares of Series B Preferred Stock called for redemption shall continue to have the right to convert such shares pursuant to the terms hereof prior to the Redemption Date.
          (b) General. On and after any date fixed for redemption (the “Redemption Date”), provided that the Company has set aside and made available for the Holders of the shares of Series B Preferred Stock being redeemed a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the Series B Preferred Stock called for redemption (except that, in the case of a Redemption Date after a dividend payment Record Date and prior to the related Dividend Payment Date, holders of Series B Preferred Stock on the dividend payment Record Date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Stock shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Redemption Date.
          (c) Mechanics. With respect to a redemption pursuant hereto, the Company will send a written notice of redemption by first class mail to each Holder of record of shares of Series B Preferred Stock, not fewer than 30 days nor more than 60 days prior to the Redemption Date at its registered address (the “Redemption Notice”); provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:
(i)	the redemption price;

(ii)	whether all or, because not all of the shares of Series B Preferred Stock are then convertible into shares of Common Stock, less than all the outstanding shares of the Series B Preferred Stock are to be redeemed, and the total number of shares of the Series B Preferred Stock being redeemed;

(iii)	the Redemption Date;

(iv)	that the holder is to surrender to the Company, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series B Preferred Stock to be redeemed;

(v)	that the Holder may convert his shares of Series B Preferred Stock into shares of Common Stock at any time prior to the Redemption Date, and the Conversion Rate then in effect; and

(vi)	that dividends on the shares of the Series B Preferred Stock to be redeemed shall cease to accumulate, and that the shares of the Series B Preferred Stock to be redeemed shall cease to be convertible into Common Stock, on such Redemption Date unless the Company defaults in the payment of the redemption price.
Each holder of Series B Preferred Stock shall surrender the certificate or certificates representing such shares of Series B Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.
     8. No Waiver. Except as otherwise modified or provided for herein, the Holders of Series B Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.
     9. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions of Article 4.3 of the Company’s Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series B Preferred Stock against impairment.
     10. Equity Treatment Under GAAP. The terms set forth in this Certificate of Designations are intended to result in the treatment of the Series B Preferred Stock as equity securities under generally accepted accounting principles.
     11. No Preemptive Rights. No Holder of any shares of Series B Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Company.
     12. Amendment; Waiver. Any term of the Series B Preferred Stock may be amended or waived upon the written consent of the Company and the Holders of a majority of the Series B Preferred Stock then outstanding, and such amendment (and any amendment to this Certificate of Designations implementing such amendment) shall not require the approval of the stockholders of the Company generally.

     13. Action By Holders. Any action or consent to be taken or given by the holders of the Series B Preferred Stock may be given either at a meeting of the Holders of the Series B Preferred Stock called and held for such purpose or by written consent.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights this 4th day of September, 2008.

LCC INTERNATIONAL, INC.

By:	/s/ Louis Salamone, Jr.

Name:	Louis Salamone, Jr.
Title:	Executive Vice President and Chief Financial Officer
Series B Certificate of Designations